Exhibit 99.1

CONTACT:

Media Relations	Investor Relations

Alan Bernheimer Maxtor Corporation 408-894-4233	Jenifer Kirtland Maxtor Corporation 408-324-7056

MAXTOR LOWERS GUIDANCE FOR SECOND QUARTER 2004
Provides Details on Restructuring Plan

MILPITAS, Calif., July 1, 2004 — Maxtor Corporation (NYSE: MXO) today provided an update on the outlook for its financial results for the second quarter ended June 26, 2004. The Company expects that shipments in the second quarter will total approximately 11.6 million units. Second quarter revenue is anticipated to be approximately $820 to $825 million. The Company expects to report a net loss on a GAAP basis of between $20 and $30 million, or approximately $(0.08) to $(0.12) per share, which includes a charge for the amortization of intangible assets of $5.1 million. Also included in the quarter is a gain of $24.8 million from the settlement of a lawsuit brought by Maxtor against Koninklijke Phillips Electronics N.V. related to a quality issue on a legacy Quantum product. Excluding this gain, the net loss on a non-GAAP basis is expected to be between $40 and $50 million, or approximately $(0.16) to $(0.20) per share.

“We are extremely disappointed in our second quarter performance, which was the result of a very aggressive pricing environment in both the OEM and distribution channels and lower than expected unit shipments, primarily to distributors,” said Paul Tufano, president and chief executive officer. “During the quarter, we took steps to control costs and expenses to partially offset the shortfall in volume and revenue. We will continue our efforts to cut costs and lower the breakeven point of the Company through a reduction in force, beginning this month.”

Shipments in the second quarter were approximately 10% below initial guidance expectations. This shortfall reflected the seasonally weak second quarter, coupled with softness in the distribution channel, as white box manufacturers and system integrators delayed purchases in anticipation of declining prices. During the quarter, the price gap between OEM and distribution customers narrowed more than expected, especially in the latter part of June.

As a result of greater than expected price declines, the average selling price in the second quarter is anticipated to be approximately $71, a $4 decline from the first quarter and significantly below the guidance assumptions. The combined effect of lower than expected volume and pricing accounted for the entirety of the guidance miss.

During the quarter, the Company took aggressive actions to reduce costs and expenses, which partially offset the impact of the projected shortfall. The gross profit margin in the second quarter is expected to be between 9% and 10%. Operating expenses are anticipated to be approximately $115 million.

In order to reduce costs further and lower its breakeven point, the Company will eliminate approximately 400 to 500 positions company-wide. The headcount eliminations will result in a reduction of costs and associated expenses estimated at approximately $60 to $80 million annually. These actions will begin in the third quarter with the majority completed by year-end.

The Company expects to report final results for the second quarter on Wednesday, July 21, 2004.

About Maxtor

Maxtor Corporation (www.maxtor.com) is one of the world’s leading suppliers of information storage solutions. The Company has an expansive line of storage products for desktop computers, near-line storage, high-performance Intel-based servers, and consumer electronics. Maxtor has a reputation as a proven market leader built by consistently providing high-quality products and service and support for its customers. Maxtor and its products can be found at www.maxtor.com or by calling toll-free (800) 2-MAXTOR. Maxtor is traded on the NYSE under the MXO symbol.

This release contains forward-looking statements concerning the company’s expected second quarter financial results and restructuring efforts. These statements are based on current expectations and are subject to risks and uncertainties which could materially affect the company’s results, including, but not limited to, the risk that the projected results for the reported quarter are incomplete and preliminary and therefore subject to adjustment, market demand for hard disk drives, qualification of the Company’s products, market acceptance of the Company’s products, the Company’s ability to execute future development and production ramps and utilize manufacturing assets efficiently, changes in product and customer mix, the availability of components, pricing trends, actions by competitors, international security and political stability, and general economic and industry conditions. These and other risk factors are contained in periodic reports filed with the SEC, including, but not limited to, the Form 10-K for fiscal 2003. Maxtor is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.